EXHIBIT 99.5

News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports 2003 Fourth Quarter EPS Of $1.50;
Up 13.6% Over 2002

Company Reiterates $1.70 to $1.75 Full Year 2004 EPS Projection; Up 12% to 15% Over 2003

Ann Arbor, Mich., March 11, 2004--Borders Group Inc. (NYSE: BGP) today reported final fourth quarter and full-year 2003 results for the period ended Jan. 25, 2004. With fourth quarter consolidated earnings per share of $1.50, the company generated earnings growth of 13.6% over the same period in 2002, which is in-line with previous company guidance. Full-year consolidated earnings per share were $1.52, an increase of 11.8% over 2002. Management reiterated full-year 2004 earnings per share guidance of $1.70 to $1.75, representing growth of 12% to 15% over 2003.

“We are pleased with our performance in the fourth quarter, which drove another year of increased sales and earnings growth for Borders Group,” said Chief Executive Officer Greg Josefowicz. “In addition to increased earnings, we have continued to provide returns to investors through share repurchases and our recently initiated quarterly cash dividend. As we begin fiscal year 2004, we will continue to focus on driving shareholder value with a strong emphasis on generating top line sales growth.”

Consolidated Results

As reported Feb. 10, Borders Group achieved fourth quarter consolidated sales of $1.3 billion, an increase of 7.5% over 2002. For the full year 2003, consolidated sales were $3.7 billion, a 6.1% increase over the prior year.

For the fourth quarter, net income was $119.8 million, up 12.8% compared to a year ago. Fourth quarter net income before the cumulative effect of an accounting change increased 14.8% over last year to $121.9 million. The increase in fourth quarter net income was attributable to operating leverage driven primarily by improved sales. For the fourth quarter, gross margin as a percent of sales was flat at 33.5% as lower supply chain costs as a percent of sales helped offset higher bestseller discounts. Fourth quarter SG&A as a percent of sales improved from 17.7% to 17.1%, driven by sales leverage combined with continued disciplined cost control across all businesses.

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Borders Group Q4/Full-Year 2003--2

The company’s overall financial position remains strong. Cash flow produced from operations in 2003, after subtracting capital expenditures, totaled $131.0 million. For the year, Borders Group repurchased 2.6 million shares of common stock totaling $44.0 million. In addition, the company paid its first quarterly cash dividend of $0.08 per share in January. Borders Group plans to continue its shareholder value strategy of quarterly cash dividend payments and share repurchases subject to approval from its Board of Directors.

Borders Superstores

In 2003, Borders Group opened 41 new Borders superstores in the U.S., ending the fiscal year with 445 total domestic locations. As previously reported, fourth quarter sales at Borders superstores were $827.0 million, an increase of 8.9% over the same period in 2002. For the year, Borders superstore sales increased 6.5% over fiscal 2002, ending the year at $2.5 billion. Borders comparable store sales increased by 2.5% in the fourth quarter and by 0.5% for the full year. Category sales strength came from books, DVD and gifts and stationery, while music continued to decline. Net income for the fourth quarter, before the cumulative effect of an accounting change, was $79.8 million, a 9.0% increase over 2002.

International

Consistent with the company’s internal projections, the International segment reached profitability for the full year 2003, driven by fourth quarter net income of $9.9 million. This compares to fourth quarter net income of $1.2 million in 2002. Full-year net income for the segment was $0.1 million compared to a full-year 2002 segment net loss of $12.3 million. Sales at International stores for the full year were $407.5 million, a 29.4% increase over 2002. In the fourth quarter, International sales were $145.0 million, up 28.8% from the prior year. These sales increases benefited, in part, from favorable currency exchange rates. In 2003, International segment sales represented 11.0% of total consolidated sales compared to 9.0% a year ago. Borders Group opened seven new overseas superstores in fiscal 2003, ending the year with 37 total International superstore locations.

Waldenbooks

Waldenbooks generated fourth quarter sales of $340.4 million, which is down 2.5% from a year ago due to store closures. Full-year sales in the Waldenbooks segment were $820.9 million, a decrease of 3.7% from 2002. Comparable store sales at Waldenbooks increased 0.3% in the fourth quarter. For the year, comparable stores sales in the segment declined 0.6%. Net income for segment increased by 8.7% in the fourth quarter to $45.2 million, due primarily to improved sales and reduced store closure costs and asset impairments. Borders Group closed 67 under-performing Waldenbooks stores in 2003, ending the fiscal year with 716 total locations.

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Borders Group Q4/Full-Year 2003--3

Non-Operating Adjustments

All earnings per share figures reported for the fourth quarter and full year 2003 include the impact of non-operating adjustments, which for the fourth quarter totaled an after-tax charge of $0.10 per share. This charge is comprised of several items including asset impairments, FIN 46 adoption, tentative settlement of the California overtime litigation, and a receivable writedown net of insurance recoveries and other reserve adjustments.

Q1 2004 Outlook

•	Consistent with the company’s Feb. 10 disclosure, consolidated earnings per share for the first quarter of 2004, which ends April 25, are expected to range from $0.02 to $0.03 compared to a loss of $0.06 per share in the same period of 2003. First quarter results in 2003 were adversely impacted by the war in Iraq.
•	Comparable store sales at Borders are expected to increase by 2% to 3% in the first quarter.
•	First quarter comparable store sales at Waldenbooks are expected to increase 3% to 4%.
•	Total International sales are expected to increase by 25% to 30% in the first quarter.

2004 Full-Year Outlook

•	Borders comparable store sales for the year are expected to increase in the low single digits.
•	Waldenbooks comparable store sales are projected to be flat.
•	Total sales for the full year for the International segment are expected to increase by approximately 20% over 2003.
•	Consolidated full year 2004 earnings per share are expected to range from $1.70 to $1.75, which is a 12% to 15% increase over 2003.
•	Full-year earnings per share estimates include the impact of non-operating adjustments, projected for the year to be an after-tax charge of $0.04 to $0.06 per share. The company expects non-operating adjustments in 2004 to be comprised primarily of store asset impairments and store closing costs.

Next Financial Release/Conference Call

Borders Group will issue final first quarter results after market close May 18 with a conference call to follow at 8 a.m. Eastern May 19.

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Borders Group Q4/Full-Year 2003--4

About Borders Group, Inc.

Borders Group, Inc., (NYSE: BGP) is a leading global retailer of books, music, video and other information and entertainment items with stores in the United States, United Kingdom, Australia, New Zealand, Singapore, and the commonwealth of Puerto Rico. A FORTUNE 500 company headquartered in Ann Arbor, Mich., Borders Group employs approximately 32,000 worldwide and operates over 445 Borders domestic superstores, 37 international Borders stores, 36 Books etc. locations and approximately 700 Waldenbooks stores. Online shopping is available through www.borders.com and www.waldenbooks.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projected,” “expected,” “estimates,” “look forward,” “continuing,” “plans,” “guidance,” “will,” “may,” “intends,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including sales and earnings guidance), its plans relating to store openings and closings and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; the timing and amount of insurance recoveries relating to the former Borders store at the World Trade Center; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company’s strategic initiatives, including international expansion; the stability and capacity of the company’s information systems; and changes in foreign currency exchange rate.

Exhibit 99.1 to the company’s Form 10-Q for the fiscal quarter ended Oct. 26, 2003 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary

	Quarter Ended January 25, 2004			Quarter Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Borders	$827.0	$-	$827.0	$759.1	$-	$759.1
Waldenbooks	340.4	-	340.4	349.3	-	349.3
International	145.0	-	145.0	112.6	-	112.6
Total sales	1,312.4	-	1,312.4	1,221.0	-	1,221.0
Other revenue (3)	8.5	-	8.5	7.6	-	7.6
Total revenue	1,320.9	-	1,320.9	1,228.6	-	1,228.6
Cost of goods sold, including occupancy costs	880.7	-	880.7	820.9	(2.2)	818.7
Inventory writedowns	-	0.3	0.3	-	1.8	1.8
Gross margin	440.2	(0.3)	439.9	407.7	0.4	408.1
Selling, general and administrative expenses	231.1	(6.0)	225.1	221.1	(6.5)	214.6
Legal settlement expense	-	3.5	3.5	-	-	-
Pre-opening expense	1.5	-	1.5	2.2	-	2.2
Asset impairments and other writedowns	-	11.5	11.5	0.6	14.3	14.9
Operating income	207.6	(9.3)	198.3	183.8	(7.4)	176.4
Interest expense	1.7	-	1.7	3.9	-	3.9
Income before income taxes	205.9	(9.3)	196.6	179.9	(7.4)	172.5
Income taxes	78.3	(3.6)	74.7	68.4	(2.1)	66.3
Income before cumulative effect of accounting change	127.6	(5.7)	121.9	111.5	(5.3)	106.2
Cumulative effect of accounting change (net of tax)	-	2.1	2.1	-	-	-
Net income	$127.6	$(7.8)	$119.8	$111.5	$(5.3)	$106.2

EPS	$1.60	$(0.10)	$1.50	$1.39	$(0.07)	$1.32
Weighted avg. common shares	79.9	79.9	79.9	80.3	80.3	80.3

Comparable Store Sales
Borders	2.5%			(3.0% )
Waldenbooks	0.3%			(6.1% )

Sales and Earnings Summary (As a Percentage of Total Sales)

	Quarter Ended January 25, 2004			Quarter Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Borders	63.0%	-%	63.0%	62.2%	-%	62.2%
Waldenbooks	26.0	-	26.0	28.6	-	28.6
International	11.0	-	11.0	9.2	-	9.2
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue (3)	0.6	-	0.6	0.6	-	0.6
Total revenue	100.6	-	100.6	100.6	-	100.6
Cost of goods sold, including occupancy costs	67.1	-	67.1	67.2	(0.2)	67.0
Inventory writedowns	-	-	-	-	0.1	0.1
Gross margin	33.5	-	33.5	33.4	0.1	33.5
Selling, general and administrative expenses	17.6	(0.5)	17.1	18.2	(0.5)	17.7
Legal settlement expense	-	0.3	0.3	-	-	-
Pre-opening expense	0.1	-	0.1	0.2	-	0.2
Asset impairments and other writedowns	-	0.9	0.9	-	1.2	1.2
Operating income	15.8	(0.7)	15.1	15.0	(0.6)	14.4
Interest expense	0.1	-	0.1	0.3	-	0.3
Income before income taxes	15.7	(0.7)	15.0	14.7	(0.6)	14.1
Income taxes	6.0	(0.3)	5.7	5.6	(0.2)	5.4
Income before cumulative effect of accounting change	9.7	(0.4)	9.3	9.1	(0.4)	8.7
Cumulative effect of accounting change (net of tax)	-	0.2	0.2	-	-	-
Net income	9.7%	(0.6)%	9.1%	9.1%	(0.4)%	8.7%

(1) Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a tentative legal settlement and a receivable write-down. Partially offsetting these costs are insurance recoveries and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2) Results from fiscal 2002 were impacted by a number of non-operating items, primarily consisting of store closure costs and asset impairments. Partially offsetting these costs is an insurance reimbursement, as well as certain real estate and other recoveries. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3) Other revenues include gross income received primarily from the Waldenbooks Preferred Reader membership program.

Certain reclassifications were made to conform to current year presentation.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary

	Year Ended January 25, 2004			Year Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Borders	$2,470.2	$-	$2,470.2	$2,319.0	$-	$2,319.0
Waldenbooks	820.9	-	820.9	852.2	-	852.2
International	407.5	-	407.5	314.9	-	314.9
Total sales	3,698.6	-	3,698.6	3,486.1	-	3,486.1
Other revenue (3)	32.4	-	32.4	28.6	-	28.6
Total revenue	3,731.0	-	3,731.0	3,514.7	-	3,514.7
Cost of goods sold, including occupancy costs	2,682.2	0.4	2,682.6	2,513.5	(2.2)	2,511.3
Inventory writedowns	-	0.8	0.8	-	1.8	1.8
Gross margin	1,048.8	(1.2)	1,047.6	1,001.2	0.4	1,001.6
Selling, general and administrative expenses	826.0	(6.0)	820.0	792.4	(6.5)	785.9
Legal settlement expense	-	3.5	3.5	-	-	-
Pre-opening expense	7.3	(0.3)	7.0	6.9	-	6.9
Asset impairments and other writedowns	-	11.5	11.5	0.6	14.3	14.9
Operating income	215.5	(9.9)	205.6	201.3	(7.4)	193.9
Interest expense	8.7	-	8.7	12.6	-	12.6
Income before income taxes	206.8	(9.9)	196.9	188.7	(7.4)	181.3
Income taxes	78.6	(3.8)	74.8	71.7	(2.1)	69.6
Income before cumulative effect of accounting change	128.2	(6.1)	122.1	117.0	(5.3)	111.7
Cumulative effect of accounting change (net of tax)	-	2.1	2.1	-	-	-
Net income	$128.2	$(8.2)	$120.0	$117.0	$(5.3)	$111.7

EPS	$ 1.62	$ (0.10)	$ 1.52	$ 1.43	$ (0.07)	$ 1.36
Weighted avg. common shares	79.1	79.1	79.1	82.0	82.0	82.0

Comparable Store Sales
Borders	0.5%			(1.2%)
Waldenbooks	(0.6%)			(3.2%)

Sales and Earnings Summary (As a Percentage of Total Sales)

	Year Ended January 25, 2004			Year Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Borders	66.8%	-%	66.8%	66.5%	-%	66.5%
Waldenbooks	22.2	-	22.2	24.5	-	24.5
International	11.0	-	11.0	9.0	-	9.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue (3)	0.9	-	0.9	0.8	-	0.8
Total revenue	100.9	-	100.9	100.8	-	100.8
Cost of goods sold, including occupancy costs	72.5	-	72.5	72.1	(0.1)	72.0
Inventory writedowns	-	-	-	-	0.1	0.1
Gross margin	28.4	-	28.4	28.7	-	28.7
Selling, general and administrative expenses	22.4	(0.1)	22.3	22.7	(0.2)	22.5
Legal settlement expense	-	0.1	0.1	-	-	-
Pre-opening expense	0.2	-	0.2	0.2	-	0.2
Asset impairments and other writedowns	-	0.3	0.3	-	0.4	0.4
Operating income	5.8	(0.3)	5.5	5.8	(0.2)	5.6
Interest expense	0.2	-	0.2	0.4	-	0.4
Income before income taxes	5.6	(0.3)	5.3	5.4	(0.2)	5.2
Income taxes	2.1	(0.1)	2.0	2.0	-	2.0
Income before cumulative effect of accounting change	3.5	(0.2)	3.3	3.4	(0.2)	3.2
Cumulative effect of accounting change (net of tax)	-	0.1	0.1	-	-	-
Net income	3.5%	(0.3)%	3.2%	3.4%	(0.2)%	3.2%

(1) Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a legal settlement and a receivable write-down. Partially offsetting these costs are insurance recoveries and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2) Results from fiscal 2002 were impacted by a number of non-operating items, primarily consisting of store closure costs and asset impairments. Partially offsetting these costs is an insurance reimbursement, as well as certain real estate and other recoveries. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3) Other revenues include gross income received primarily from the Waldenbooks Preferred Reader membership program.

Certain reclassifications were made to conform to current year presentation.

Borders Group, Inc. Financial Statements
(dollars in millions)

Condensed Consolidated Balance Sheets

	January 25,	January 26,
	2004	2003
ASSETS
Cash and cash equivalents	$378.8	$269.1
Inventory	1,235.6	1,183.3
Other current assets	98.3	88.9
Property and equipment, net	577.7	553.8
Other assets and deferred charges	71.5	76.6
Goodwill	104.3	96.5
Total assets	$2,466.2	$2,268.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$127.3	$112.7
Accounts payable	595.9	565.4
Other current liabilities	427.0	409.5
Long-term debt	51.4	50.0
Long-term capital lease and financing obligations	19.7	19.0
Other long-term liabilities	90.2	81.0
Total liabilities	1,311.5	1,237.6
Minority interest	1.7	-
Total stockholders' equity	1,153.0	1,030.6
Total liabilities & stockholders' equity	$2,466.2	$2,268.2

Condensed Consolidated Statements of Cash Flows

	Year Ended
	January 25,	January 26,
	2004	2003
CASH PROVIDED BY (USED FOR):
OPERATIONS
Net income	$120.0	$111.7
Adjustments to reconcile net income to operating cash flows:
Depreciation	104.1	97.1
Change in other long-term assets, liabilities and deferred charges	11.1	42.1
Cash provided by (used for) current assets and current liabilities	(0.9)	(61.7)
Net cash provided by operations	234.3	189.2
INVESTING
Capital expenditures and other financing activities	(103.3)	(121.5)
Net cash used for investing	(103.3)	(121.5)
FINANCING
Net funding from long-term debt and financing obligations	0.7	64.4
Issuance and repurchase of common stock	(16.6)	(56.0)
Cash dividends	(6.2)	-
Net cash provided by (used for) financing	(22.1)	8.4
Effect of exchange rates on cash and equivalents	0.8	2.8
NET INCREASE IN CASH AND EQUIVALENTS	109.7	78.9
Cash and equivalents at beginning of year	269.1	190.2
Cash and equivalents at end of year	$378.8	$269.1

Store Activity Summary

	Quarter Ended		Year Ended
	January 25,	January 26,	January 25,	January 26,
	2004	2003	2004	2003
Borders Superstores
Beginning number of stores	436	391	404	363
Openings	9	13	41	41

Ending number of stores	445	404	445	404

Ending square footage (in millions)	11.2	10.4	11.2	10.4

Waldenbooks Stores
Beginning number of stores	750	809	778	827
Openings	1	1	5	4
Closings	(35)	(32)	(67)	(53)

Ending number of stores	716	778	716	778

Ending square footage (in millions)	2.8	3.1	2.8	3.1

Borders International Stores
Beginning number of stores	37	29	30	22
Openings	-	1	7	8

Ending number of stores	37	30	37	30

Ending square footage (in millions)	1.0	0.8	1.0	0.8

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

	Quarter Ended January 25, 2004			Quarter Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Borders
Sales	$827.0	$-	$827.0	$759.1	$-	$759.1
EBITDA (1)	151.8	(5.1)	146.7	135.9	1.1	137.0
Depreciation expense	17.8	-	17.8	17.5	-	17.5
Interest (income) expense	(0.5)	-	(0.5)	0.5	-	0.5
Income taxes	51.6	(2.0)	49.6	45.4	0.4	45.8
Income before cumulative effect	82.9	(3.1)	79.8	72.5	0.7	73.2
Cumulative effect	-	2.1	2.1	-	-	-
Net income	82.9	(5.2)	77.7	72.5	0.7	73.2
Net income per share	$1.05	$(0.07)	$0.98	$0.90	$0.01	$0.91

Waldenbooks
Sales	$340.4	$-	$340.4	$349.3	$-	$349.3
EBITDA (1)	69.6	(0.4)	69.2	69.5	(5.2)	64.3
Depreciation expense	6.3	-	6.3	7.1	-	7.1
Interest income	(10.5)	-	(10.5)	(8.9)	-	(8.9)
Income taxes	28.4	(0.2)	28.2	26.4	(1.9)	24.5
Net income	45.4	(0.2)	45.2	44.9	(3.3)	41.6
Net income per share	$0.57	$-	$0.57	$0.56	$(0.05)	$0.51

International
Sales	$145.0	$-	$145.0	$112.6	$-	$112.6
EBITDA (1)	22.1	-	22.1	12.0	(3.3)	8.7
Depreciation expense	3.2	-	3.2	2.8	-	2.8
Interest expense	5.0	-	5.0	4.7	-	4.7
Income taxes	4.0	-	4.0	0.6	(0.6)	-
Net income	9.9	-	9.9	3.9	(2.7)	1.2
Net income per share	$0.11	$-	$0.11	$0.05	$(0.03)	$0.02

Corporate (4)
EBITDA (1)	$(8.6)	$(3.8)	$(12.4)	$(6.2)	$-	$(6.2)
Interest expense	7.7	-	7.7	7.6	-	7.6
Income taxes	(5.7)	(1.4)	(7.1)	(4.0)	-	(4.0)
Net loss	(10.6)	(2.4)	(13.0)	(9.8)	-	(9.8)
Net loss per share	$(0.13)	$(0.03)	$(0.16)	$(0.12)	$-	$(0.12)

Consolidated
Sales	$1,312.4	$-	$1,312.4	$1,221.0	$-	$1,221.0
EBITDA (1)	234.9	(9.3)	225.6	211.2	(7.4)	203.8
Depreciation expense	27.3	-	27.3	27.4	-	27.4
Interest expense	1.7	-	1.7	3.9	-	3.9
Income taxes	78.3	(3.6)	74.7	68.4	(2.1)	66.3
Income before cumulative effect	127.6	(5.7)	121.9	111.5	(5.3)	106.2
Cumulative effect	-	2.1	2.1	-	-	-
Net income	127.6	(7.8)	119.8	111.5	(5.3)	106.2
Net income per share	$1.60	$(0.10)	$1.50	$1.39	$(0.07)	$1.32

(1) EBITDA is operating income (loss) before depreciation. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to operating income (loss) as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2) Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a tentative legal settlement and a receivable write-down. Partially offsetting these costs are insurance recoveries and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.

(3) Results from fiscal 2002 were impacted by a number of non-operating items, primarily consisting of store closure costs and asset impairments. Partially offsetting these costs is an insurance reimbursement, as well as certain real estate and other recoveries. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.

(4) The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

	Year Ended January 25, 2004			Year Ended January 26, 2003
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Borders
Sales	$2,470.2	$-	$2,470.2	$2,319.0	$-	$2,319.0
EBITDA (1)	238.7	(4.0)	234.7	234.8	1.1	235.9
Depreciation expense	70.2	-	70.2	66.7	-	66.7
Interest (income) expense	(1.9)	-	(1.9)	2.5	-	2.5
Income taxes	65.4	(1.6)	63.8	63.8	0.4	64.2
Income before cumulative effect	105.0	(2.4)	102.6	101.8	0.7	102.5
Cumulative effect	-	2.1	2.1	-	-	-
Net income	105.0	(4.5)	100.5	101.8	0.7	102.5
Net income per share	$1.33	$(0.06)	$1.27	$1.24	$0.01	$1.25

Waldenbooks
Sales	$820.9	$-	$820.9	$852.2	$-	$852.2
EBITDA (1)	61.2	(2.1)	59.1	58.3	(5.2)	53.1
Depreciation expense	18.4	-	18.4	20.7	-	20.7
Interest income	(38.8)	-	(38.8)	(33.5)	-	(33.5)
Income taxes	31.3	(0.8)	30.5	26.4	(1.9)	24.5
Net income	50.3	(1.3)	49.0	44.7	(3.3)	41.4
Net income per share	$0.63	$(0.01)	$0.62	$0.55	$(0.05)	$0.50

International
Sales	$407.5	$-	$407.5	$314.9	$-	$314.9
EBITDA (1)	28.2	-	28.2	11.8	(3.3)	8.5
Depreciation expense	12.0	-	12.0	9.7	-	9.7
Interest expense	19.0	-	19.0	17.2	-	17.2
Income taxes	(2.9)	-	(2.9)	(5.5)	(0.6)	(6.1)
Net income (loss)	0.1	-	0.1	(9.6)	(2.7)	(12.3)
Net income (loss) per share	$-	$-	$-	$(0.12)	$(0.03)	$(0.15)

Corporate (4)
EBITDA (1)	$(12.0)	$(3.8)	$(15.8)	$(6.5)	$-	$(6.5)
Interest expense	30.4	-	30.4	26.4	-	26.4
Income taxes	(15.2)	(1.4)	(16.6)	(13.0)	-	(13.0)
Net loss	(27.2)	(2.4)	(29.6)	(19.9)	-	(19.9)
Net loss per share	$(0.34)	$(0.03)	$(0.37)	$(0.24)	$-	$(0.24)

Consolidated
Sales	$3,698.6	$-	$3,698.6	$3,486.1	$-	$3,486.1
EBITDA (1)	316.1	(9.9)	306.2	298.4	(7.4)	291.0
Depreciation expense	100.6	-	100.6	97.1	-	97.1
Interest expense	8.7	-	8.7	12.6	-	12.6
Income taxes	78.6	(3.8)	74.8	71.7	(2.1)	69.6
Income before cumulative effect	128.2	(6.1)	122.1	117.0	(5.3)	111.7
Cumulative effect	-	2.1	2.1	-	-	-
Net income	128.2	(8.2)	120.0	117.0	(5.3)	111.7
Net income per share	$1.62	$(0.10)	$1.52	$1.43	$(0.07)	$1.36

(1) EBITDA is operating income (loss) before depreciation. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to operating income (loss) as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2) Results from fiscal 2003 were impacted by a number of non-operating items including asset impairments, FIN 46 adoption, a tentative legal settlement and a receivable write-down. Partially offsetting these costs are insurance recoveries and other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.

(3) Results from fiscal 2002 were impacted by a number of non-operating items, primarily consisting of store closure costs and asset impairments. Partially offsetting these costs is an insurance reimbursement, as well as certain real estate and other recoveries. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.

(4) The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.